Exhibit 99.1

Novocure Reports Third Quarter 2019 Financial Results and Provides Company Update

Quarterly net revenues of $92.1 million, representing 42% growth versus the third quarter 2018

First quarter ever of positive net income with $0.02 in earnings per share

Continued clinical progress with four ongoing phase 3 pivotal trials creating the potential for substantial market expansion over the next five years

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the three and nine months ended September 30, 2019, highlighting strengthening financial performance, multiple levers to drive near-term growth and building momentum for the Tumor Treating Fields platform. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields.

Third quarter 2019 highlights include:

	Three months ended September 30,			Nine months ended September 30,
	2019	2018	% Change	2019	2018	% Change
Financial, in millions
Net revenues	$92.1	$64.8	42%	$252.1	$178.4	41%
Gross profit	$69.2	$45.8	51%	$188.3	$121.4	55%
Net income (loss)	$1.9	$(11.7)	—	$(11.5)	$(47.9))	76%

Cash, cash equivalents and short-term investments at end of period	$312.6	$227.7	37%	$312.6	$227.7	37%
Non-financial
Active patients at period end(1)	2,751	2,252	22%	2,751	2,252	22%
Prescriptions received in period(2)	1,319	1,243	6%	3,991	3,745	7%

(1) An “active patient” is a patient who is receiving treatment under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.
(2) A “prescription received” is a commercial order for Optune or NovoTTF-100L that is received from a physician certified to treat patients for a patient not previously on Optune or NovoTTF-100L. Orders to renew or extend treatment are not included in this total.

Exhibit 99.1

“The third quarter 2019 was another strong quarter for Novocure," said Asaf Danziger, Novocure's CEO. "Marked by the third consecutive quarter of greater than 40 percent year-over-year revenue growth, commercial execution drove a record $92 million in net revenues and our first quarter ever of positive net income.” “With multiple levers to deliver continued near-term revenue growth, cash flow from the GBM business provides the financial flexibility and stability needed to ensure we can make the appropriate investments in our clinical pipeline and further technology development.”

“We are determined to unlock the value of Tumor Treating Fields therapy across a variety of solid tumor indications,” said Bill Doyle, Novocure’s Executive Chairman. “Our teams continue to make progress enrolling patients in randomized, phase 3, pivotal trials in brain metastases, lung cancer, pancreatic cancer and ovarian cancer, and in our phase 2 pilot study in liver cancer. If approved, the indications in our late-stage pipeline will create a more than 20-fold increase in our U.S. addressable market.”

Third quarter 2019 operating statistics and financial update
There were 2,751 active patients at September 30, 2019, representing 22% growth versus September 30, 2018, and one percent growth versus June 30, 2019. The increase in active patients was driven primarily by the ongoing benefit from continued growth in Optune prescriptions for patients with newly diagnosed GBM and by prescription growth in EMEA and Japan.

•In the United States, there were 1,860 active patients at September 30, 2019, representing 16% growth versus September 30, 2018.
•In Germany and other EMEA markets, there were 731 active patients at September 30, 2019, representing 26% growth versus September 30, 2018.
•In Japan, there were 160 active patients at September 30, 2019, representing 132% growth versus September 30, 2018.

Additionally, 1,319 prescriptions were received in the three months ended September 30, 2019, representing six percent growth compared to the same period in 2018, and a three percent decrease compared to the three months ended June 30, 2019. The number of prescriptions for patients with newly diagnosed GBM continued to grow. In the three months ended September 30, 2019, 1,076 prescriptions were received for patients with newly diagnosed GBM, 82% of the total.

•In the United States, 917 prescriptions were received in the three months ended September 30, 2019, representing one percent growth to the same period in 2018.

Exhibit 99.1

•In Germany and other EMEA markets, 318 prescriptions were received in the three months ended September 30, 2019, representing ten percent growth compared to the same period in 2018.
•In Japan, 84 prescriptions were received in the three months ended September 30, 2019, representing 75% growth compared to the same period in 2018.

For the three months ended September 30, 2019, net revenues were $92.1 million, representing 42% growth versus the same period in 2018. Revenue growth was primarily driven by an increase of 499 active patients in our currently active markets, representing 22% growth, and a sustained improvement in the net revenues booked per active patient.

Cost of revenues was $22.9 million compared to $18.9 million for the same period in 2018, representing an increase of 21%. The increase in cost of revenues was primarily due to the cost of shipping transducer arrays to a higher volume of commercial patients partially offset by a reduction in the cost of goods per active patient driven by ongoing efficiency initiatives and scale. Gross margin was 75% compared to 71% for the same period in 2018.

Research, development and clinical trials expenses were $18.8 million compared to $13.1 million for the same period in 2018, representing an increase of 44%. This was primarily due to an increase in clinical trial and personnel expenses for our phase 3 pivotal trials and an increase in costs associated with medical affairs, regulatory matters and engineering.

Sales and marketing expenses were $23.8 million compared to $19.1 million for the same period in 2018, representing an increase of 25%. This was primarily due to increased marketing expenses and personnel costs to support our growing commercial business.

General and administrative expenses were $22.7 million compared to $18.9 million for the same period in 2018, representing an increase of 20%. This was primarily due to an increase in personnel costs and an increase in professional services.

Net income was $1.9 million, or $0.02 per share, compared to net loss of $11.7 million for the same period in 2018, or $0.13 per share.

At September 30, 2019, we had $208.0 million in cash and cash equivalents and $104.6 million in short-term investments, for a total balance of $312.6 million in cash, cash equivalents and short-term investments.

Exhibit 99.1

Anticipated clinical and regulatory milestones
•Zai Lab initiation of phase 2 pilot trial in gastric cancer (2019)
•Interim analysis of phase 3 pivotal LUNAR trial in non-small cell lung cancer (H2 2020)
•Data from phase 2 pilot HEPANOVA trial in advanced liver cancer (2021)
•Data from phase 3 pivotal METIS trial in brain metastases (2021)
•Interim analysis of phase 3 pivotal PANOVA-3 trial in locally advanced pancreatic cancer (2021)
•Final data from phase 3 pivotal LUNAR trial in non-small cell lung cancer (2022)
•Interim analysis of phase 3 pivotal INNOVATE-3 trial in recurrent ovarian cancer (2022)
•Final data from phase 3 pivotal PANOVA-3 trial in locally advanced pancreatic cancer (2022)
•Final data from phase 3 pivotal INNOVATE-3 trial in recurrent ovarian cancer (2024)

Conference call details
Novocure will host a conference call and webcast to discuss third quarter 2019 financial results at 8 a.m. EDT today, Thursday, October 31, 2019. Analysts and investors can participate in the conference call by dialing 855-442-6895 for domestic callers and 509-960-9037 for international callers, using the conference ID 1178711.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website (www.novocure.com/investor-relations), as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Tumor Treating Fields is a cancer therapy that uses electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Novocure’s commercialized products are approved for the treatment of adult patients with glioblastoma and malignant pleural mesothelioma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer and liver cancer.

Exhibit 99.1

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Report on Form 10-Q filed on July 25, 2019, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Exhibit 99.1

Consolidated Statements of Operations
USD in thousands (except share and per share data)

	Three months ended September 30,		Nine months ended September 30,		Year ended December 31,
	2019	2018	2019	2018	2018
	Unaudited		Unaudited		Audited
Net revenues	$92,062	$64,756	$252,084	$178,395	$248,069
Cost of revenues	22,900	18,949	63,820	57,020	80,048
Gross profit	69,162	45,807	188,264	121,375	168,021

Operating costs and expenses:
Research, development and clinical trials	18,766	13,074	55,262	35,540	50,574
Sales and marketing	23,830	19,124	69,871	56,455	77,663
General and administrative	22,711	18,855	64,198	54,388	73,456
Total operating costs and expenses	65,307	51,053	189,331	146,383	201,693

Operating income (loss)	3,855	(5,246)	(1,067)	(25,008)	(33,672)
Financial expenses (income), net	2,555	2,397	6,165	10,110	12,270

Income (loss) before income taxes	1,300	(7,643)	(7,232)	(35,118)	(45,942)
Income taxes	(630)	4,051	4,258	12,810	17,617
Net income (loss)	$1,930	$(11,694)	$(11,490)	$(47,928)	$(63,559)

Basic net income (loss) per ordinary share	$0.02	$(0.13)	$(0.12)	$(0.52)	$(0.69)
Weighted average number of ordinary shares used in computing basic net income (loss) per share	98,485,519	92,911,375	96,551,041	91,409,619	91,828,043

Diluted net income (loss) per ordinary share	$0.02	$(0.13)	$(0.12)	$(0.52)	$(0.69)
Weighted average number of ordinary shares used in computing diluted net income (loss) per share	107,604,578	92,911,375	96,551,041	91,409,619	91,828,043

Exhibit 99.1

Consolidated Balance Sheets
USD in thousands (except share data)

	September 30,2019	December 31, 2018
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$208,034	$140,622
Short-term investments	104,565	105,256
Restricted cash	2,134	2,134
Trade receivables	49,904	36,523
Receivables and prepaid expenses	17,917	14,279
Inventories	24,388	22,555
Total current assets	406,942	321,369
LONG-TERM ASSETS:
Property and equipment, net	8,425	8,442
Field equipment, net	8,139	6,924
Right of use assets, net	14,635	—
Other long-term assets	5,717	3,058
Total long-term assets	36,916	18,424
TOTAL ASSETS	$443,858	$339,793

The accompanying notes are an integral part of these unaudited consolidated financial statements.
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	$31,998	$26,708
Other payables, lease liabilities and accrued expenses	48,407	37,852
Total current liabilities	80,405	64,560
LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	149,384	149,268
Deferred revenue	8,341	9,929
Employee benefit	3,701	2,683
Long-term lease	11,367	—
Other long-term liabilities	295	1,094
Total long-term liabilities	173,088	162,974

TOTAL LIABILITIES	253,493	227,534

COMMITMENTS AND CONTINGENCIES

Exhibit 99.1

	September 30,2019	December 31, 2018
	Unaudited	Audited

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 98,948,935 shares and 93,254,185 shares at September 30, 2019 (unaudited) and December 31, 2018, respectively	—	—
Additional paid-in capital	848,151	757,314
Accumulated other comprehensive income (loss)	(2,641)	(1,400)
Retained earnings (accumulated deficit)	(655,145)	(643,655)
Total shareholders' equity	190,365	112,259

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$443,858	$339,793

Media and Investor Contact:
Ashley Cordova
acordova@novocure.com
212-767-7558